ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-139359 Dated April 1, 2010
Royal Bank of Canada Performance Securities with Contingent Protection Royal Bank of Canada Securities linked to the Dow Jones-UBS Commodity IndexSM due on or about April 30, 2015
Investment Description
Performance Securities with Contingent Protection are senior unsecured debt securities issued by Royal Bank of Canada (the “Securities”) with returns linked to the performance of the Dow Jones-UBS Commodity IndexSM (the “Index”). The amount you receive at maturity is based on the Index Return and, in certain circumstances, on whether the level of the Index has closed below the specified Trigger Level on the Final Valuation Date. If the Index Return is positive, at maturity, you will receive an amount in cash per security that is equal to your principal amount plus an amount based on the Index Return multiplied by a Participation Rate, expected to be between 100% and 106% (the actual Participation Rate will be determined on the Trade Date). If the Index Return is zero or negative and the Index does not close below the Trigger Level on the Final Valuation Date, you will receive your principal amount. If the Index Return is negative and the Index closes below the Trigger Level on the Final Valuation Date, your Securities will be fully exposed to the decline in the Index. Investors will not receive any interest payments during the term of the Securities.  Investing in the Securities involves significant risks. You may lose some or all of your principal. The Contingent Protection feature only applies at maturity. Any payment on the Securities, including any Contingent Protection feature, is subject to the creditworthiness of Royal Bank of Canada.

Features	Key Dates
❑        Core Investment Opportunity: If you are seeking market exposure to the Index, the Securities may provide an alternative to traditional investments. At maturity, the Securities allow you to participate in any positive Index Return while providing a cushion from a negative Index Return of up to -40%.

❑        Contingent Protection Feature: If you hold the Securities to maturity and the Index does not close below the Trigger Level on the Final Valuation Date, you will receive at least 100% of your principal, subject to the creditworthiness of the issuer. If the Index closes below the Trigger Level on the Final Valuation Date, your investment will be fully exposed to any negative Index Return.

Trade Date1                                     April 27, 2010
Settlement Date1                          April 30, 2010
Final Valuation Date2                April 27, 2015
Maturity Date2                                April 30, 2015
CUSIP:                                 78009C803
ISIN:                                     US78009C8038

1          Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.
2          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-PERF-1.

Security Offering
We are offering Performance Securities with Contingent Protection linked to the Dow Jones-UBS Commodity IndexSM.  The return on the Securities is not subject to a predetermined maximum gain.  Any return at maturity will be determined by the appreciation of the Index, if any, and the Participation Rate. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Index	Bloomberg Symbol	Participation Rate*	Trigger Level*	Index Starting Level*	CUSIP	ISIN
Dow Jones-UBS Commodity IndexSM	DJUBS	100% to 106%	• (60% of the Index Starting Level)	●	78009C803	US78009C8038

* The actual Participation Rate, Trigger Level, and Index Starting Level for the Securities will be determined on the Trade Date.

See “Additional Information about Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated January 11, 2010, the prospectus supplement dated January 11, 2010, the product prospectus supplement no. UBS-PERF-1 dated April 1, 2010, and this free writing prospectus. See “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-PERF-1 for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-PERF-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Dow Jones-UBS Commodity IndexSM		$10		$0.35		$9.65

(1)
The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-10 of the accompanying product prospectus supplement no. UBS-PERF-1.

(2)
UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.35 per $10 in principal amount of the Securities.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets Corporation

Additional Information about Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-PERF-1 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 11, 2010, as supplemented by the prospectus supplement dated January 11, 2010, relating to our Series D medium-term Notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-PERF-1 dated April 1, 2010.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-PERF-1, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-PERF-1 dated April 1, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000945/b331102424b5.htm

♦	Prospectus supplement dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000064/f17102424b3.htm

♦	Prospectus dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000063/m18100424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

The phrase “closing level of the Index” as used in this free writing prospectus shall have the meaning set forth under “Index Closing Level”, as that term is defined in the accompanying product prospectus supplement no. UBS-PERF-1.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You have a moderate to high risk tolerance.

♦     You believe the level of the Index will increase over the term of the Securities.

♦     You seek an investment with a return linked to the performance of the Dow Jones-UBS Commodity IndexSM.

♦     You are willing to expose your principal to the full downside performance of the Index if the Index closes below the Trigger Level on the Final Valuation Date.

♦     You are willing to invest in the Securities based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on the Trade Date).

♦     You are willing and able to hold the Securities to maturity, a term of five years.

♦     You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets Corporation, which we refer to “RBCCM,” is willing to trade the Securities.

♦     You do not seek current income from this investment.

♦     You are comfortable with the creditworthiness of Royal Bank of Canada, as issuer of the Securities.

The Securities may not be suitable for you if, among other considerations:

♦     You do not seek an investment with a return linked to the performance of the Dow Jones-UBS Commodity IndexSM.

♦     You do not believe that the level of the Index will increase over the term of the Securities.

♦     You are unwilling to make an investment in which you could lose up to 100% of your principal amount.

♦     You are unable or unwilling to hold the Securities to maturity.

♦     You seek an investment that is 100% principal protected.

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦     You seek current income from this investment.

♦     You are not willing or are unable to assume the credit risk associated with Royal Bank of Canada, as issuer of the Securities.

♦     You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-PERF-1 for risks related to an investment in the Securities.

Indicative Terms		Determining Payment at Maturity
Issuer	Royal Bank of Canada (Moody’s: Aaa; S&P: AA-; Fitch AA)1
Issue Price	$10 per Security (subject to a minimum purchase of 100 Securities, or $1,000)
Term	5 years
Index	Dow Jones-UBS Commodity IndexSM
Participation Rate	100% to 106% (the actual Participation Rate will be determined on the Trade Date)
Payment at Maturity (per $10)
If the Index Return is positive, you will receive at maturity a cash payment per $10 in principal amount of the Securities equal to:

$10 + ($10 x Index Return x Participation Rate)

If the Index Return is 0%, you will receive the principal amount of your Securities at maturity.

If the Index Return is negative and the Index Level does not close below the Trigger Level on the Final Valuation Date, you will receive the principal amount of your Securities at maturity.

If the Index Return is negative and the Index Level closes below the Trigger Level on the Final Valuation Date, you will receive the principal amount of your Securities as reduced by such negative Index Return at maturity:

$10 + ($10 x Index Return)

In this scenario, the Contingent Protection is lost and you may lose up to 100% of your principal.

Index Return	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level	The closing level of the Index on the Trade Date.
Index Ending Level	The closing level of the Index on the Final Valuation Date.
Trigger Level2	60% of the Index Starting Level.
Calculation Agent	RBC Capital Markets Corporation
1. A credit rating reflects the creditworthiness of the issuer and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the Securities is dependent upon factors in addition to our ability to pay our obligations under the Securities, such as the Index Ending Level, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Securities.
2. Contingent Protection is provided by Royal Bank of Canada and therefore, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they come due.

Hypothetical Examples and Return Table of the Securities at Maturity
The following table and examples assume an Index Starting Level of 132.674, a Trigger Level of 79.604 (60% of the hypothetical Index Starting Level, rounded to three decimal places), and a Participation Rate of 103% (the midpoint of the range of 100% to 106%).  The actual Index Starting Level, Trigger Level, and Participation Rate will be set on the Trade Date.

Index Ending Level	Index Return	Payment at Maturity	Securities Total Return at Maturity
265.348	100.00%	20.30	103.00%
252.081	90.00%	19.27	92.70%
238.813	80.00%	18.24	82.40%
225.546	70.00%	17.21	72.10%
212.278	60.00%	16.18	61.80%
199.011	50.00%	15.15	51.50%
185.744	40.00%	14.12	41.20%
172.476	30.00%	13.09	30.90%
159.209	20.00%	12.06	20.60%
145.941	10.00%	11.03	10.30%
132.674	0.00%	10.00	0.00%
119.407	-10.00%	10.00	0.00%
106.139	-20.00%	10.00	0.00%
92.872	-30.00%	10.00	0.00%
79.604	-40.00%	10.00	0.00%
66.337	-50.00%	5.00	-50.00%
53.070	-60.00%	4.00	-60.00%
39.802	-70.00%	3.00	-70.00%
26.535	-80.00%	2.00	-80.00%
13.267	-90.00%	1.00	-90.00%
0.000	-100.00%	0.00	-100.00%

Example 1—The level of the Index increases by 10% from an Index Starting Level of 132.674 to an Index Ending Level of 145.941.

Because the Index Ending Level of 145.941 is greater than the Index Starting Level of 132.674, the investor receives a payment at maturity of $11.03 per $10 principal amount, representing a total return of 10.30% on the Securities.

$10 + ($10 x Index Return x Participation Rate)
$10 + ($10 x 10% x 103%) = $11.03

Example 2—The level of the Index decreases by 20% from an Index Starting Level of 132.674 to an Index Ending Level of 106.139, and the Index does not close below the Trigger Level of 79.604 on the Final Valuation Date.

Because the Index Ending Level of 106.139 is less that the Index Starting Level of 132.674 but above the Trigger Level, the investor receives a payment at maturity of $10 per $10 principal amount, representing a total return of 0% on the Securities.

Example 3: The level of the Index decreases by 60% from an Index Starting Level of 132.674 to an Index Ending Level of 53.070, and therefore the Index closes below the Trigger Level of 79.604 on the Final Valuation Date.

Because the Index Ending Level of 53.070 is less than the Index Starting Level of 132.674 and below the Trigger Level, principal protection is lost and the investor receives a payment at maturity of $4.00 per $10 principal amount, representing a total return of -60% on the Securities.

$10 + ($10 x Index Return)
$10 + ($10 x -60%) = $10 - $6 = $4

If the Index closes below the Trigger Level on the Final Valuation Date, investors are fully exposed to any decline of the Index, and could lose some or all of their principal at maturity.

What Are the Tax Consequences of the Securities?
Set forth below is a summary of certain U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this free writing prospectus as a pre-paid cash-settled derivative contract in respect of the Index for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.  Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in any of the components of the Index. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-PERF-1. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

•      Contingent Protection Only in Limited Circumstances: Your principal will be protected only if the Index does not close below the Trigger Level on the Final Valuation Date and if you hold the Securities to maturity.

•      Your Investment in the Securities May Result in a Loss: The Securities do not guarantee any return of the principal amount if the level of the Index closes below the Trigger Level on the Final Valuation Date. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Index and your Contingent Protection will be eliminated if the level of the Index closes below the Trigger Level on the Final Valuation Date.

•      Credit Risk of Royal Bank of Canada:  The Securities are senior unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive the principal protection or any amounts owed to you under the terms of the Securities.

•      You Will Not Receive Interest Payments or Have Rights in the Exchange-Traded Futures Contracts Comprising the Index: You will not have rights that investors in the components of the Index may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any index components or commodities underlying the index components.

•      Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity:  While the payment at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s and RBCCM’s commissions and the estimated cost of hedging our obligations under the Securities.  As a result, and as a general matter, the price, if any, at which RBCCM, will be willing to purchase the Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Securities” below.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

•      The Securities Are Intended to Be Held to Maturity: You should be willing to hold your Securities to maturity.  If you sell your Securities in the secondary market, you may have to sell them at a discount from their principal amount.

●      Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

●     Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

●      Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Index, and therefore the market value of the Securities.

●      Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain.  You should consult your tax adviser about your tax situation.

•      Potential Royal Bank of Canada Impact on Price:  Trading or transactions by Royal Bank of Canada or its affiliates in the contracts relating to the Index or the components of the Index may adversely affect the market value of the contracts relating to the Index, the index components, the level of the Index and, therefore, the market value of the Securities.

•      Many Economic and Market Factors Will Affect the Value of the Securities: In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•     the expected volatility of the Index;

•     the time to maturity of the Securities;

•     interest and yield rates in the market generally;

•     a variety of economic, financial, political, regulatory or judicial events; and

•     our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•      The Securities Are Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return and Not the Dow Jones-UBS Commodity Index Total ReturnSM: The Dow Jones-UBS Commodity IndexSM - Excess Return reflects returns that are potentially available through an unleveraged investment in the applicable Index futures.  In contrast, the Dow Jones-UBS Commodity Index Total ReturnSM is a total return index which, in addition to reflecting the same returns of the Dow Jones-UBS Commodity IndexSM - Excess Return, also reflects interest that could be earned on cash collateral invested in three–month U.S. Treasury bills.  Because securities linked to the Dow Jones-UBS Commodity IndexSM - Excess Return and not the Dow Jones-UBS Commodity Index Total ReturnSM, the amount payable at maturity will not reflect this total return feature.

•      As Index Sponsor, UBS AG, an affiliate of UBS Financial Services Inc., Will Have the Authority to Make Determinations that Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest: UBS AG, an affiliate of UBS Financial Services Inc., is a sponsor of the Index (an “Index Sponsor”). The Index Sponsor is responsible for the composition, calculation and maintenance of the Index, including additions, deletions and the weightings of the components of the Index, all of which could affect the value of the Index and, therefore, could adversely affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. As more particularly discussed in “Dow Jones-UBS Commodity IndexSM” in the product prospectus supplement, the Index Sponsor also has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may further adversely affect the value of the Securities.

Due to the role played by UBS AG, as Index Sponsor, and the exercise of the kinds of discretion described above and in “Dow Jones-UBS Commodity IndexSM,” UBS Financial Services Inc, as a distributor of the Securities, may have a significant conflicts of interest in light of the fact that it is an affiliate of UBS AG. The Index Sponsor has no obligation at any time to take into consideration your needs as holder of the Securities.

•      Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Securities: The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the Index, therefore, the value of the Securities.

•      Lack of Regulation of the Securities Linked to the Index by the CFTC: The net proceeds to be received by us from the sale of Securities relating to one or more of the Index will not be used to purchase or sell any commodity futures contracts or options on futures contracts for your benefit. An investment in the Securities thus does not constitute either an investment in futures contracts, options on futures contracts, or in a collective investment vehicle that trades in these futures contracts (i.e., the Securities will not constitute a direct or indirect investment by you in futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC”. We are not registered with the CFTC as a futures commission merchant, and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the Securities will not be interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

•      Future Prices of the Components of the Index that are Different Relative to Their Current Prices May Result in a Lower Level for the Index on the Final Valuation Date: The Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (all other factors remaining unchanged) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities reflected in the Index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields”, which could adversely affect the level of the Index and, accordingly, and the payment you receive at maturity.

•      The Index May Include in the Future Contracts that Are Not Traded on Regulated Futures Exchanges: The Index is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). However, the Index may include in the future over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to a lesser degree of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the Index may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

•      Prices of Commodities Are Highly Volatile and May Change Unpredictably: Commodities prices are highly volatile and, in many sectors, experienced in the months following September 2008 unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Index or its components and, as a result, the market value of the Securities, and the amount you will receive at maturity.

•      The Index Sponsor May Be Required to Replace a Designated Contract if the Existing Futures Contract Is Terminated or Replaced: A futures contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying the Index. Data concerning each designated contract will be used to calculate the Index. If a designated contract is terminated or replaced in accordance with the rules set forth in the Dow Jones-UBS Commodity Index Handbook, a comparable futures contract would be selected by the Supervisory Committee, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the Index.

•      Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the Index, and Therefore, the Value of the Securities: The commodity futures contracts included in the Index are subject to legal and regulatory regimes that may change in the United States and, in some cases, in other countries. For example, the United States Congress is currently considering legislation and legislation was passed by the House of Representatives in December 2009 (although that legislation has not yet been passed by the Senate) intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. If enacted, certain of the legislative proposals would, among other things, require the CFTC to adopt rules, apply existing rules, or modify its application of such rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” or “legitimate” hedging purposes, as defined in the proposed legislation. Under certain of the legislative proposals, the CFTC would also have the authority to impose limits on the over-the-counter positions. In addition, the CFTC recently issued proposed rules that, if adopted in the form proposed, would establish “hard” position limits on futures on energy commodities and would restrict the availability of hedge exemptions. The proposal requests comments from the public over a 90 day period ending in April 2010. It is unclear whether the proposed rules will be adopted, and whether they will be modified prior to their adoption. The adoption of the proposed rules by the CFTC, or legislative action by the Congress, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts. Any such limitations could restrict or prevent our ability to hedge our obligations under the Securities. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts included in the Index, which could adversely affect the prices of such contracts and, in turn, the market value of the Securities and the amounts payable on the Securities at maturity.

Dow Jones-UBS Commodity IndexSM
The Dow Jones-UBS Commodity IndexSM (the “Index”) is calculated and published by Dow Jones in conjunction with UBS. The Index is a proprietary index that provides a liquid and diversified benchmark for commodities investments. It is composed of futures contracts on physical commodities and is intended to reflect the returns that are potentially available through an unleveraged investment in those contracts. The Index is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. The 19 commodities included in the Index for 2010 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

The Index is reported by Bloomberg under the ticker symbol “DJUBS <Index>“.

The information on the Index provided in this free writing prospectus should be read together with the discussion under the heading “Dow Jones-UBS Commodity IndexSM” in the product prospectus supplement.

You can obtain the level of the Index at any time from the Bloomberg Financial Market page “DJUBS <Index> <GO>” or from the Dow Jones indices website at www.djindexes.com.

Historical Information

The graph below illustrates the weekly performance of the Index from January 1, 2000 to March 30, 2010. The historical levels of the Index should not be taken as an indication of its future performance.
Source: Bloomberg L.P.  We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.
The closing level of the Index on March 30, 2010 was 132.674.

The information on the Index provided in this free writing prospectus should be read together with the discussion under the heading “Dow Jones-UBS Commodity IndexSM” beginning on page PS-17 of the accompanying product prospectus supplement no. UBS-PERF-1. Information contained in the Dow Jones indices website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of this free writing prospectus.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-10 of the accompanying product prospectus supplement no. UBS-PERF-1.